Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman or Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

InfuSystem Holdings Reports 12.9% Revenue Increase and

$3.3 Million of Adjusted EBITDA for the Fourth Quarter of 2008

Madison Heights, Michigan—March 3, 2009 – InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), the leading provider of ambulatory infusion pumps and associated clinical services, today announced financial results and provided a business update for the fourth quarter ended December 31, 2008.

Mr. Steve Watkins, chief executive officer, commented, “We are pleased to report a 12.9% increase in revenue to $9.1 million for the fourth quarter of 2008, versus the comparable period in 2007 (which included the results of InfuSystem, Inc. under its prior ownership and InfuSystem Holdings as a stand-alone entity). Initiatives put in place earlier this year continue to fuel our growth and market penetration. These included enhanced sales training, restructured sales incentive programs and realigned sales territories to maximize coverage. As a result, we have succeeded in gaining market share and adding managed care contracts. We also continue to generate strong cash flow and increased cash reserves. During the fourth quarter, we achieved adjusted EBITDA of $3.3 million and had approximately $11.5 million of cash and cash equivalents as of December 31, 2008, allowing us to maintain a solid foundation during the current economic environment.”

“InfuSystem’s leading market position, favorable sales trends and improved operational efficiencies bode extremely well for 2009. Looking ahead, we see organic growth continuing in 2009, as physicians further expand the use of continuous infusion pumps to administer chemotherapy for other cancers in addition to stage III colorectal cancer. We have also built a highly scalable business model as a result of our national managed care contracts covering over 150 million lives and relationships with more than 60% of oncologist practices nationwide. We have made it a priority to leverage this extensive network by distributing complementary products and introducing key new services in 2009.”

Financial Results

Revenue for the fourth quarter ended December, 31 2008 was $9.1 million, versus $6.6 million for the same period in 2007. Revenue for the fourth quarter of 2007 reflects the revenues recognized by InfuSystem Holdings, Inc. following the acquisition of InfuSystem, Inc. from I-Flow Corporation on October 25, 2007. The increase in revenue reflects the full quarter of reported revenue in 2008 versus a partial quarter in 2007, and revenue growth for the comparable 67 day period in which InfuSystem was a standalone entity.

Operating income for the fourth quarter of 2008 was $1.5 million versus an operating income of $1.0 million for the same period in 2007. The increase in operating income for the fourth quarter of 2008 reflects the full quarter of revenue and operating expenses recorded for InfuSystem, Inc. in the fourth quarter of 2008 and improved operating income for the comparable periods in which InfuSystem was a standalone entity.

The net income for the fourth quarter of 2008 was $1.3 million, or $0.07 per diluted share, compared to net loss of ($1.9 million) or $(0.11) per diluted share, for the same period in 2007. The net income for the fourth quarter of 2008 included a $1.1 million gain on derivative financial instruments, which is predominantly attributable to the decrease in the publicly traded value of the Company’s warrants during the quarter, compared to a ($2.6 million) loss for the fourth quarter of 2007. The fourth quarter of 2007 also included a $0.3 million charge for stock-based compensation, $0.8 million of expenses related to the acquisition of InfuSystem, Inc., and a $0.3 million gain from interest income.

Adjusted EBITDA for the fourth quarter ended December, 31 2008 was $3.3 million. Adjusted EBITDA is not provided for the fourth quarter ended December 31, 2007. As Adjusted EBITDA is a measure of operating performance, and as that time period was made up of 25 days as a pre-acquisition shell company and 67 days as an operating entity, Adjusted EBITDA would not be meaningful. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes gain (loss) on derivative financial instruments, and stock-based compensation. Adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as a means to measure operating performance. The table below reconciles Adjusted EBITDA, a non-GAAP measure, to net income for the three months and year ended December 31, 2008.

(in thousands)
Reconciliation from Net Income to Adjusted EBITDA:	Year Ended December 31, 2008	Three Months Ended December 31, 2008
Net Income	$9,959	$1,259
Adjustments:
Interest expense	3,771	943
Interest income	(36)	(22)
Income tax expense	907	508
Depreciation — Pumps	3,769	861
Depreciation — Other	166	33
Amortization	1,827	457

EBITDA	$20,363	$4,039
Adjustments:
Gain on derivatives	(9,815)	(1,150)
Stock based compensation	1,550	384

Adj. EBITDA	$12,098	$3,273

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one’s home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem’s pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

(Tables follow)

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$11,513	$3,960
Accounts receivable, less allowance for doubtful accounts of $1,552 and $1,638 at December 31, 2008 and 2007, respectively; December 31, 2008 and 2007 include $72 and $103 due from I-Flow, respectively	4,168	6,304
Inventory supplies	391	364
Prepaid expenses and other current assets	676	1,263
Deferred income taxes	—	4

Total Current Assets	16,748	11,895
Property & equipment, net	10,878	13,504
Deferred debt issuance costs, net	1,276	1,918
Goodwill	56,580	56,544
Intangible assets, net	30,738	32,565

Total Assets	$116,220	$116,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,012	$1,076
Deferred income taxes	55	—
Other current liabilities	939	1,886
Derivative liabilities	2,592	12,407
Current portion of long-term debt; December 31, 2008 and 2007 include $8,565 and $2,044 payable to I-Flow, respectively	8,644	2,044

Total Current Liabilities	13,242	17,413
Long-term debt, net of current portion; December 31, 2008 and 2007 include $21,685 and $30,250 payable to I-Flow, respectively	22,025	30,250
Deferred income taxes	880	4

Total Liabilities	$36,147	$47,667

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 18,512,670 and 18,315,430, respectively; outstanding 17,278,626 and 16,824,295, respectively	2	2
Additional paid-in capital	80,792	79,437
Retained deficit	(721)	(10,680)

Total Stockholders’ Equity	80,073	68,759

Total Liabilities and Stockholders’ Equity	$116,220	$116,426

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	Year Ended December 31, 2008	Year Ended December 31, 2007
Net revenues	$35,415	$6,582

Operating expenses:
Cost of revenues – Product and supply costs	5,422	923
Cost of revenues – Pump depreciation	3,769	697
Provision for doubtful accounts	3,187	584
Amortization of intangibles	1,827	335
Selling and marketing	4,659	649
General and administrative	11,765	4,891

Total Operating Expenses	30,629	8,079

Operating income (loss)	4,786	(1,497)

Other income (expense):
Gain (loss) on derivatives	9,815	(3,294)
Interest income	36	3,879
Interest expense	(3,771)	(774)

Total other income (expense)	6,080	(189)

Income (loss) before income taxes	10,866	(1,686)
Income tax expense	(907)	(1,110)

Net income (loss)	$9,959	$(2,796)

Net income (loss) per share:
Basic	$0.56	$(0.15)
Diluted	$0.53	$(0.15)
Weighted average shares outstanding:
Basic	17,940,952	18,299,600
Diluted	18,672,321	18,299,600

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	Three Months Ended December 31, 2008
Net revenues	$9,092

Operating expenses:
Cost of Revenues — Product and supply costs	1,240
Cost of Revenues — Pump depreciation	861
Provision for doubtful accounts	710
Amortization of intangibles	457
Selling and marketing	1,258
General and administrative	3,028

Total Operating Expenses	7,554

Operating income	1,538

Other income (expense):
Gain on derivatives	1,150
Interest income	22
Interest expense	(943)

Total other income	229

Income before income taxes	1,767
Income tax expense	(508)

Net income	1,259

Net income per share:
Basic	0.07
Diluted	0.07
Weighted average shares outstanding:
Basic	18,476,445
Diluted	18,794,943

(in thousands, except share and per share data)	Three Months Ended December 31, 2007
Net revenues	$6,582

Operating expenses	(5,618)

Operating income	964
Other expense	(2,475)

Loss before income taxes	(1,511)
Income tax expense	(357)

Net loss	(1,868)

Net loss per share:
basic	(0.11)
diluted	(0.11)
Weighted average shares outstanding:
basic	17,333,261
diluted	17,333,261

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year Ended December 31, 2008	Year Ended December 31, 2007
OPERATING ACTIVITIES
Net Income (Loss)	$9,959	$(2,796)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on derivative liabilities	(9,815)	3,294
Depreciation	3,935	728
Provision for doubtful accounts	3,187	584
Amortization of intangible assets	1,827	335
Stock-based compensation	1,550	1,750
Amortization of deferred debt issuance costs	642	134
Loss on disposal of assets	553	107
Deferred income taxes	935	—
Withdrawal of interest earned on investments held in trust	—	5,815
Interest income on investments held in trust	—	(3,879)
Changes in current assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable, net of provision	(1,835)	(698)
Decrease (increase) in prepaid expenses and other current assets	560	(431)
Decrease in accounts payable and other current liabilities	(601)	(566)

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,897	4,377

INVESTING ACTIVITIES
Capital expenditures	(1,733)	(553)
Payment of deferred acquisition costs	(105)	(8,690)
Proceeds from sale of property	10	—
Cash from trust, excluding interest earned	—	96,215
Cash received (paid) for acquisition from (to) I-Flow, net of cash acquired	784	(64,954)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,044)	22,018

FINANCING ACTIVITIES
Principal payments on term loan	(2,044)	(409)
Common stock repurchased to satisfy minimum statutory withholding on stock-based compensation	(195)	—
Principal payments on capital lease obligation	(61)	—
Share conversion payments to stockholders	—	(16,359)
Capitalized debt issuance costs	—	(2,052)
Payment to FTN Midwest of deferred underwriting fees	—	(4,555)
Proceeds from issuance of warrants	—	513

NET CASH USED IN FINANCING ACTIVITIES	(2,300)	(22,862)

Net change in cash and cash equivalents	7,553	3,533
Cash and cash equivalents, beginning of period	3,960	427

Cash and cash equivalents, end of period	$11,513	$3,960